FORM OF SERVICE AGREEMENT

[Northern Lights Distributors, LLC] (the “Distributor”) and [ ], a [ ] (“Institution”), hereby enter into this Agreement (“Agreement”) as of [ ].

WHEREAS, the Distributor serves as agent on behalf of Texas Capital Funds Trust (the “Trust”) and the series thereof (“Funds”); and

WHEREAS, the Distributor wishes to enter into this Agreement with Institution pursuant to which Institution will provide personal continuing shareholder services (“shareholder services”) and/or distribution-related services to its clients who maintain assets in a Fund.

NOW THEREFORE, the parties hereto agree as follows:

1)	Obligations of Institution.
a)	Institution will provide shareholder services and/or distribution-related services to its clients who maintain assets in the classes of a Fund identified in Schedule A to this Agreement.
b)	Accounts.
i)	Institution or its designee may either:
(1)	establish and maintain one or more accounts with [ ], the transfer agent of the Funds (the “Transfer Agent”), through which Institution, as record owner, may purchase, on behalf of Institution’s clients, shares of one or more of the classes of a Fund;

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(2)	establish accounts with the Transfer Agent where Institution’s clients will be the record owners of shares held in the accounts with Transfer Agent and through which Institution’s clients may effect transactions in the particular class of shares determined by the Institution to be suitable for each of Institution’s clients.
ii)	Institution will serve as the broker of record on all accounts that are established with Transfer Agent.
c)	Institution will provide shareholder services to its clients who from time to time may have a beneficial interest in the Funds. Shareholder services may include, without limitation:
i)	distributing sales literature to customers;
ii)	answering routine customer inquiries concerning the Funds and their respective classes;
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iii)	assisting customers in changing dividend options, account designations and addresses;
iv)	assisting customers in the establishment and maintenance of customer accounts and records;
v)	assisting customers in the placement of purchase and redemption transactions;
vi)	assisting customers in investing dividends and capital gains distributions automatically in shares of a Fund; and
vii)	providing such other services as a Fund or the customers may reasonably request, so long as such other services are covered by the term “service fee” as such term is defined and interpreted by the Financial Industry Regulatory Authority (“FINRA”).
d)	Institution will also provide distribution-related services to clients. Distribution-related services are activities that are primarily intended to result in the sale of shares of the classes of a Fund.
e)	Institution will transmit, or arrange to have transmitted, to the Transfer Agent in a timely manner all purchase and redemption orders of its clients. Institution further agrees to transfer, or arrange to have transferred, to the Funds’ custodian in a timely manner as set forth in the Funds’ then current prospectuses, federal funds in an amount equal to the amount of all purchase orders placed by Institution on behalf of its clients or by Institution’s clients and accepted by the Transfer Agent.
f)	Institution will make available, upon the request of the Distributor or any of its affiliates, such information relating to Institution’s clients who have a beneficial interest in a Fund, including information related to transactions in the Fund, as may be (i) required by applicable laws and regulations, (ii) required by governmental agency or authority, (iii) required by court order or subpoena or (iv) requested of the Distributor or any of its affiliates by the Board of Trustees (the “Board”) of the Trust. Information provided to the Distributor, the Transfer Agent or any of their affiliates will be considered confidential information (“Confidential Information”). The Distributor and its affiliates will maintain Confidential Information in trust and confidence, and such parties may not use the Confidential Information for any purpose other than as permitted and required under applicable laws and regulations.
g)	Institution will provide such facilities and personnel as may be necessary or beneficial in carrying out its obligations under this Agreement.
2)	Representations, Warranties and Acknowledgements of Institution.
a)	Institution represents and warrants to the Distributor that:
i)	it is lawful for Institution to receive the fee (as described below) payable hereunder;
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ii)	to the extent required by applicable law, it has disclosed to each client that Institution is receiving the fee under this Agreement;
iii)	to the extent required by applicable law, it has obtained all necessary consents and authorizations from each client that may have a beneficial interest in a Fund with respect to Institution’s receipt of the fee;
iv)	it has all requisite authority, pursuant to applicable law and regulation, to enter into and perform its obligations under this Agreement;
v)	this Agreement is a valid and binding obligation of Institution and is enforceable against Institution in accordance with its terms, except as such enforceability may be limited by laws regarding bankruptcy and insolvency;
vi)	all persons signing this Agreement on behalf of Institution possess full power and authority to do so; and
vii)	it has sole responsibility for making the determinations of fact and performing the required actions necessary to make the representations and warranties described in this paragraph 2.a., and it is not relying on [ ] or any of its affiliates in any manner to make or assist Institution in making the representations and warranties described in this paragraph 2.a.
b)	Institution understands and acknowledges that the Distributor, the Funds, their affiliates and their respective directors and officers:
i)	make no representations or warranties as to the permissibility, under federal securities laws or federal or state banking laws, of Institution’s receipt of the fee under this Agreement; and
ii)	may, in their sole discretion, determine that it is necessary or advisable to disclose in a Fund’s offering documents the existence and terms of this Agreement and the names of the parties hereto.
c)	Institution represents that it will accept payment of fees under the Agreement only so long as it provides the types of services described in paragraph 1.
d)	The Distributor hereby informs Institution and Institution acknowledges that payments of distribution fees pursuant to this Agreement are subject to applicable rules of the FINRA which rules set forth limitations on such payments.
e)	Institution acknowledges that, in accordance with the rules of the FINRA, as well as interpretations of the staff of the Securities and Exchange Commission (“SEC”), the classes of the Funds that have Plans providing for more than 0.25% in shareholder service and/or distribution-related fees are not considered to be “no-load” investments, and Institution represents that it will not market such classes as “no-load” investments.
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f)	Institution acknowledges that neither it nor any of its employees or agents are authorized to make any representation to Institution’s clients concerning the Funds except those that are consistent with those contained in the Funds’ then current prospectuses. Institution agrees to comply with all applicable terms of the Funds’ then current prospectuses.
g)	Institution acknowledges that it will be acting as an independent contractor under this Agreement and not as an employee or agent of the Distributor, the Funds or any of their affiliates. Institution represents that it will not hold itself out to any other party as an employee or agent of, with the authority to bind, the Distributor, the Funds or any of their affiliates in any manner.
h)	Institution acknowledges that the Distributor has reserved the right, at its discretion and without notice, to suspend or withdraw the sale of shares of the Funds.
i)	Institution represents either that:
i)	its activities on behalf of its clients and pursuant to this Agreement are not such as to require registration as a broker-dealer with the SEC or in the state(s) in which Institution engages in such activities; or
ii)	it is registered as a broker-dealer with the SEC and in the state(s) in which Institution engages in its activities on behalf of its clients and pursuant to this Agreement.
iii)	if it is a broker-dealer registered with the SEC:
(1)	it is a member in good standing of the FINRA;
(2)	it agrees to comply, in all material respects, with FINRA rules including without limitation the rules pertaining to determining suitability of the Funds and the various classes thereof, including any particular class of a Fund, as an investment for its clients;
(3)	its expulsion from the FINRA will automatically terminate the Agreement and any obligations of the Distributor hereunder, without notice; and
(4)	its suspension from the FINRA or a material violation by Institution of applicable federal and/or state laws, rules and regulations will terminate this Agreement effective upon notice received by Institution from the Distributor;
iv)	if it is not a registered broker-dealer, it will comply in, all material respects, with the rules, regulations and/or fiduciary standards applicable to its business operations, including without limitation any rules, regulations or fiduciary standards pertaining to assessing the appropriateness of a Fund, including any particular class, as an investment for its clients.
j)	Institution represents and warrants that:
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i)	it is in compliance, in all material respects, with, and will continue to comply with, all applicable laws and regulations;
ii)	it is a financial institution subject to the International Money Laundering and Anti-Terrorist Financing Act of 2001, enacted as part of the USA PATRIOT Act (the “PATRIOT Act”).
iii)	it (1) has established policies and procedures designed to prevent and detect money laundering, including the processes to meet the anti-money laundering requirements of the PATRIOT Act and the rules and regulations promulgated thereunder; (2) has identified, and will continue to identify, the customers for whom it acts and the sources of funds for all customers for whom it acts and will retain all documentation necessary to identify those customers and their sources of funds; (3) does not believe, and has no reason to believe, that any of the customers for whom it acts are engaged in money laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which it does business; and (4) will notify the Distributor if it has reason to believe that any of the customers for whom it acts are engaged in money laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which it does business.
k)	Institution acknowledges, represents and agrees that it will not accept any compensation for promoting or selling Fund shares in the form of “directed brokerage” directed to it by a Fund. Directed brokerage includes any arrangement, whether explicit or implicit, in which Institution receives, in consideration for or recognition of the sale of Fund shares, support payments in the form of brokerage commissions, brokerage transactions (orders for the purchase or sale of a Fund’s portfolio securities), or mark ups or other quid pro quo-type arrangements, such as the purchase or sale of a security issued by Institution or its affiliates in recognition of Institution’s sale or promotion of Fund shares or client referrals. Institution will provide the Distributor or its affiliates from time to time, upon request, such information as is reasonably necessary for the Distributor or its affiliates to verify that Institution has complied with the provisions of this paragraph.
3)	Obligations and Representations of the Distributor.
a)	The Distributor, on behalf of a Fund, agrees to pay all out-of-pocket expenses actually incurred by Institution in connection with the transmittal to Institution’s clients of such proxy statements, periodic shareholder reports and other communications as required under applicable law or regulation.
b)	The Distributor represents and warrants to Institution that:
i)	it has all requisite authority, pursuant to applicable law and regulation, to enter into and perform its obligations under this Agreement;
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ii)	this Agreement is a valid and binding obligation of the Distributor and is enforceable against the Distributor in accordance with its terms, except as such enforceability may be limited by laws regarding bankruptcy and insolvency;
iii)	all persons signing this Agreement on behalf of the Distributor possess full power and authority to do so; and
iv)	it is a broker-dealer registered with the SEC, it is a member in good standing of the FINRA, and it agrees to comply in all material aspects with the rules of the FINRA.
c)	The Distributor agrees to comply, in all materials aspects, with all federal and state laws, rules and regulations that are now or may become applicable to it and transactions hereunder.
4)	Fees.
a)	For the services rendered by Institution hereunder, Institution shall be entitled to receive such amount as Institution and the Distributor agree upon from time to time and set forth in Schedule A to this Agreement with respect to each class. No fee shall be paid by the Distributor to Institution with respect to any investments in a Fund by Institution of its own assets.
b)	Any payments made to Institution pursuant to this Agreement of twenty-five one hundredths of one percent (0.25%) per annum or less with respect to any particular class of a Fund are for shareholder services. Any payments made to Institution pursuant to this Agreement in excess of twenty-five one hundredths of one percent (0.25%) per annum with respect to any particular class of a Fund are considered to be for distribution-related services.
c)	Amounts payable to Institution under this paragraph 4 will be calculated daily and paid monthly in arrears. Payments may be remitted to Institution net of any amounts due from Institution and payable to the Distributor, a Fund or any of their affiliates.
d)	Amounts payable to Institution hereunder are derived from revenues received by the Distributor from a Fund under a distribution plan adopted pursuant to Rule 12b-1 (the “12b-1 Plan”) under the Investment Company Act of 1940, as amended, and a “related agreement to the 12b-1 Plan. Under the 12b-1 Plan, the Distributor receives payments in consideration of its provision of shareholder services and/or distribution-related services. To the extent payments under the 12b-1 Plan and the related agreement are suspended, terminated, waived, reduced, or otherwise modified, the Distributor’s obligation to pay Institution under this Agreement shall also be suspended, terminated, waived, reduced or modified, as applicable. Any payments that the Distributor may make to Institution are obligations of the Distributor and not of a Fund.
e)	The parties agree that fees will be disclosed as required by applicable law.
5)	Record Retention.
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a)	Service Provider will retain all business records related to this Agreement or its performance under this Agreement (including, without limitation, records sufficient to support Service Provider’s fees and expenses and its compliance with the terms of this Agreement), for the longer of: (i) the period required by Service Provider’s document retention guidelines or (ii) the period required by Applicable Law.
b)	Service Provider agrees to work with TCB to provide copies of records or information as may reasonably by requested to enable TCB to (i) review payments made under the terms of this Agreement (ii) comply with a request of a governmental body or regulatory organization or (ii) as otherwise mutually agreed upon by the parties.
6)	Confidentiality.

The parties agree to comply with the terms and conditions of any Confidentiality and Non-Disclosure Agreement between [ ] and the Distributor.

7)	Indemnification.
a)	Institution will indemnify, defend and hold harmless the Distributor, the Funds, their affiliates and their respective officers, directors and employees from and against any and all liabilities, losses, damages, claims, costs, payments and/or expenses of any kind or character, including reasonable fees of counsel, paid or incurred by any one or more of them, or all of them, directly or indirectly (or actions in respect thereof), whether joint or several, arising out of or in connection with any material misrepresentations made by Institution in connection with this Agreement, or any other material breach by Institution of the terms of this Agreement, except where such liabilities, losses, damages, claims, costs, payments and/or expenses result from the gross negligence or willful misconduct of the Distributor, the Funds, their affiliates or their respective officers, directors or employees.
b)	The Distributor will indemnify, defend and hold harmless Institution and its officers, directors and employees from and against any and all liabilities, losses, damages, claims, costs, payments and/or expenses of any kind or character, including reasonable fees of counsel, paid or incurred by any one or more of them, or all of them, directly or indirectly (or actions in respect thereof), whether joint or several, arising out of or in connection with any material misrepresentations made by the Distributor in connection with this Agreement, or any other material breach by the Distributor of the terms of this Agreement, except where such liabilities, losses, damages, claims, costs, payments and/or expenses result from the gross negligence or willful misconduct of Institution or its officers, directors or employees.
c)	In the event that Transfer Agent or the Funds’ custodian fails to receive federal funds on the date that the Transfer Agent receives the purchase order (other than through the fault of the Transfer Agent, or the Funds’ custodian) and where Institution is the shareholder of record (e.g., Institution establishes the account for the benefit of its client or as an omnibus account), Institution will indemnify, defend and hold harmless the applicable Fund, the Distributor, or the Transfer
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Agent, as applicable, against any expense (including overdraft charges and fees) incurred as a result of the failure to receive such federal funds on such date.

8)	Limitation of Liability.

EXCEPT IN CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OR BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREIN, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS, REVENUE OR BUSINESS) HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR CLARITY, THE PARTIES AGREE THAT ANY DAMAGES AWARDED TO A THIRD PARTY IN CONNECTION WITH A CLAIM COVERED BY THE INDEMNIFICATION PROVISIONS HEREIN, REGARDLESS OF HOW CHARACTERIZED, ARE DEEMED TO BE “DIRECT” DAMAGES TO THE INDEMNIFIED PARTY AND NOT EXCLUDED BY THIS SECTION. ADDITIONALLY, THIS SECTION DOES NOT PRECLUDE OR LIMIT THE CLAIM TO OR THE APPLICATION OF ANY INSURANCE PROCEEDS THAT OTHERWISE WOULD BE PAYABLE IN THE ABSENCE OF THE LIMITATIONS CONTAINED IN THIS SECTION.

9)	Force Majeure.

In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, equipment failures, or power or other utility failures or damage or other cause reasonably beyond its control, such party shall not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. In any such event, the relevant party shall be excused from any further performance and observance of the obligations so affected (and from any related indemnity obligations under the terms of this Agreement) for as long as such circumstances prevail provided each party uses commercially reasonable efforts to recommence performance or observance as soon as practicable.

10)	Jury Trial Waiver.

THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT ONE THAT MAY BE WAIVED. EACH PARTY AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH LEGAL COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO OR ARISING OUT OF THIS AGREEMENT, THE SERVICES, OR PERSONNEL.

11)	Independent Contractor.

The Distributor is an independent contractor responsible for supervising personnel it

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assigns to perform any of the Services. Service Provider shall be solely liable to pay compensation to Service Provider personnel as well as all applicable federal, state, and local income and employment tax withholding and reporting for all such personnel. The Institution shall not be an employer of the Distributor or of any Distributor personnel. Neither the Distributor nor any Distributor Personnel is an agent of or has any authority to represent the Institution.

12)	Obligation to Notify of Certain Events.

Each party agrees to promptly notify the other party if they are unable to perform their obligations under this Agreement or if there is a change in the structure or condition of the party’s business that would have a material impact on its ability to perform any of its obligations under this Agreement.

13)	Amendment. The Agreement may be amended in writing at any time by mutual consent of the parties to this Agreement.
14)	Term and Termination.
a)	The Agreement will commence upon execution by the parties and continue thereafter until terminated.
b)	Either party may terminate the Agreement at any time on not less than 30 (thirty) days written notice to the other party. Institution may assign this Agreement with the Distributor’s prior written consent, which the Distributor may not unreasonably withhold. The Distributor may assign this Agreement to an affiliated person, as such term is defined in the Investment Company Act of 1940, as amended.
15)	Notices.

All notices required or permitted to be sent under the Agreement will be in writing, will be sent via overnight courier (e.g., FedEx, DHL, ... etc.), and will be deemed received after being delivered to the addressee at the addresses below. Notices may be sent via facsimile or regular mail.

Distributor:

[     ]

Institution:

16)	Choice of Law.

The Agreement and all rights and obligations of the parties hereunder will be governed by and construed under the laws of the State of Texas without regard to its choice of law provisions.

17)	Non-Exclusivity.
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Each party to the Agreement agrees that the arrangements described herein are intended to be non-exclusive and that either party may enter into similar agreements and arrangements with other parties.

18)	Entire Agreement.

The provisions, terms and conditions of this Agreement represent the entire agreement between the parties with respect to the subject matter hereof. In the event inconsistencies exist between this Agreement and any other agreement or understanding with respect to the subject matter hereof, the terms of this Agreement shall prevail.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

[ ]

By:

Name:

Title:

[ ]

By:

Name:

Title:

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SCHEDULE A

The schedule below sets forth the Funds (and applicable classes thereof) of Texas Capital Funds Trust that Institution has agreed to provide shareholder services and/or distribution-related services pursuant to the Agreement and the fee to be received by Institution for the provision of such services.

Fund and Class	Fee
Texas Capital Government Money Market Fund
Lonestar Class	0.25%